Exhibit 99.1

TELEFLEX INCORPORATED AND SUBSIDIARIES

Segment Net Revenues

	Years Ended December 31,
	2011	2012	2013
	Unaudited

Vascular North America	$214,822	$222,749	$231,112
Anesthesia/Respiratory North America	162,833	180,363	228,485
Surgical North America	137,808	143,875	146,058
EMEA	525,277	510,248	557,427
Asia	149,585	173,721	207,207
OEM	129,631	140,230	131,173
All Other	172,572	179,823	194,809

Total	$1,492,528	$1,551,009	$1,696,271